Exhibit 10.1
SETTLEMENT AGREEMENT
     This Settlement Agreement (this “Agreement”), dated as of May 5, 2006 (the “Effective Date”), is entered into among Inter-Tel, Incorporated (“Inter-Tel” or the “Company”), Steven G. Mihaylo (“Mr. Mihaylo”) and Summit Growth Management LLC, a wholly owned affiliate of Mr. Mihaylo (“Summit”). Each of the Company, Mr. Mihaylo and Summit are referred to individually as a “Party” and collectively as the “Parties”.
     WHEREAS, on March 6, 2006, Mr. Mihaylo filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”), which has been amended twice, most recently on April 21, 2006 (collectively the “Schedule 13D”). In the Schedule 13D, Mr. Mihaylo states that he is the beneficial owner of 5,179,498 shares of Company common stock, or approximately 19.6% of the outstanding shares and that he has been discussing a possible arrangement with Vector Capital Corporation (“Vector”) to purse an acquisition of the Company.
     WHEREAS, on April 7, 2006, in accordance with the Company’s recently adopted advance notice bylaw provisions, Mr. Mihaylo notified the Company of his intent to nominate three persons for election to the Company’s board of directors (the “Board”) at the Annual Meeting (as defined below) and to make six proposals for approval at the Annual Meeting (the “Mihaylo Resolutions”).
     WHEREAS, on April 10, 2006, Mr. Mihaylo made a filing with the SEC under Schedule 14A which (a) contained, among other things, the text of a press release issued by Mr. Mihaylo announcing that he had requested that the Board meet with him to discuss a possible all-cash acquisition of the Company led by Mr. Mihaylo and the text of April 3, 2006 and April 10, 2006 letters from Mr. Mihaylo to the Board regarding such a possible acquisition and (b) disclosed that he had delivered to the Board the advance notices of director nominations and shareholder business.
     WHEREAS, on April 10, 2006, the Company filed a preliminary proxy statement under Schedule 14A for the annual meeting of stockholders to be held on May 31, 2006 (including any adjournment or postponement thereof, the “Annual Meeting”), as amended on April 28, 2006, in which the Company proposed the election of eight nominees as directors, submitted two proposals for shareholder approval (the “Company Proposals”), and requested that the shareholders ratify the selection of accountants.
     WHEREAS, on April 21, 2006, Mr. Mihaylo and Summit filed preliminary proxy materials under Schedule 14A for the Annual Meeting in which they proposed the election of three nominees for directors, submitted the Mihaylo Resolutions, and recommended that shareholders vote for the election of the three nominees, for the Mihaylo Resolutions and the ratification of auditors and against the two proposals submitted by the Company.

     WHEREAS, the advisors of the Company and Mr. Mihaylo have met to discuss a potential resolution of the proxy solicitation.
     WHEREAS, in order to facilitate such discussions and to resolve the proxy solicitation, the parties have agreed to enter into this Agreement.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
          1. With respect to the election of directors:
               (a) The Board agrees to nominate and recommend the election of Mr. Mihaylo, Anil K. Puri and Kenneth L. Urish (the “Mihaylo Nominees”) as part of the Company’s slate of eleven (11) directors to be elected at the Annual Meeting. The Board’s proxies and Mr. Mihaylo will vote equally all of the shares they are entitled to vote at the Annual Meeting for Company’s eight nominees and the Mihaylo Nominees (or their replacements chosen pursuant to Section 1(b) below). Mr. Mihaylo agrees that he will not give notice of his intention to cumulate his votes at the Annual Meeting.
               (b) The Board agrees that if a Mihaylo Nominee shall be unable or unwilling to serve as a nominee or a director for any reason prior to his election as a director in accordance with this Agreement, then Mr. Mihaylo shall be entitled to designate another person reasonably acceptable to the Corporate Governance and Nominating Committee and a majority of the members of the entire Board, and any such person shall become a “Mihaylo Nominee” for all purposes under this Agreement, and the Board shall nominate for election or appoint to the Board such person, as the case shall be.
               (c) The Board will use its reasonable best efforts to cause the Annual Meeting to be held on May 31, 2006.
               (d) The Board agrees to elect the Mihaylo Nominees to the Board effective the day after the Effective Date to serve until the Annual Meeting and until their successors are duly elected and qualified or until their earlier resignation, death, or removal. For purposes of disclosure only, the Board hereby notifies Mr. Mihaylo and Summit that, until Mr. Mihaylo files a Schedule 13D disclosing that he no longer has an intent to increase his shareholdings or otherwise acquire the Company, the Board presently intends to exclude, and it is agreed by Mr. Mihaylo and Summit that, subject to such agreement not causing the Mihaylo Nominees to breach their fiduciary duties as directors of the Company, the Board may exclude, the Mihaylo Nominees from any discussions concerning, and from receipt of any materials regarding, the Company’s value and the strategic plan upon which such value would in part be based, the Company’s relationship with Mr. Mihaylo, and the consideration of any proposal to acquire the Company from Mr. Mihaylo or any other person.
          2. With respect to the other business to be considered at the Annual Meeting:

               (a) The Company will not make, or otherwise consider for business, any proposals at the Annual Meeting other than the election of directors, the Company Proposals, and the ratification of auditors. The Company agrees that it will not make any references to Mr. Mihaylo or Summit in any of the Company’s soliciting materials in connection with the Annual Meeting without Mr. Mihaylo’s prior consent, which consent shall not be unreasonably withheld or delayed.
               (b) Mr. Mihaylo hereby withdraws and rescinds his request that the Company shareholders consider and vote upon the Mihaylo Resolutions at the Annual Meeting. Mr. Mihaylo will terminate his proxy solicitation, and make all appropriate filings with the SEC with respect thereto. Mr. Mihaylo agrees to vote all shares he is entitled to vote in favor of the Company Proposals and the ratification of auditors.
               (c) Upon the execution of this Agreement, the Parties will issue the press release attached hereto as Exhibit A. The Parties agree that this press release will be the only press release on the subject matter of this Agreement and the Parties agree not to grant or participate in media interviews regarding the subject matter of this Agreement, other than to recite that the Settlement Agreement has been filed with the SEC.
          3. Prior to December 31, 2006, Mr. Mihaylo and Summit agree that, other than by evaluating and making a Mihaylo Proposal (as defined below), they will not acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends, stock splits, reverse stock splits or other distributions or offerings made available to holders of any common stock generally), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or otherwise, any common stock of the Company, provided, however, that activities other than share acquisitions in connection with evaluating and making a Mihaylo Proposal, including, without limitation, discussions and/or arrangements with equity and debt financing sources (other than the acquisition of beneficial ownership of shares owned as of such date as a result of formation of a “group”) in connection therewith, are not subject to this paragraph. Notwithstanding the forgoing, the Company acknowledges that, Mr. Mihaylo and Summit may form a partnership, limited partnership, “group”, or other arrangement with Vector in connection with a Mihaylo Proposal. Prior to the earlier of (a) December 31, 2006, (b) the entry by the Company into a definitive agreement with respect to a Third Party Proposal (as defined below), (c) the public announcement of an extraordinary corporate transaction (for example, a material acquisition, a reorganization, an extraordinary dividend, or a sale of significant number of shares), and (d) the submission of a Mihaylo Request (as defined below), Mr. Mihaylo and Summit agree (i) not to publicly make any adverse statement regarding the Company, its directors, management, or employee personnel, its business, or the Annual Meeting, (ii) not to visit any Company facility (other than in connection with Board, committee or shareholder meetings scheduled to be held at a Company facility), and (iii) to notify the Company at least five (5) business days in advance of submitting a Mihaylo Proposal of his non-binding intent to do so and to attempt to coordinate with the Company public disclosure thereof and the Company agrees not to publicly make any adverse statement regarding Mr. Mihaylo and Summit. For these purposes, the statements of Company’s board of directors and executive officers will be deemed to be statements of the Company whereas the statements of other persons will not be considered statements of the Company.
          4. Concurrently with the execution of this Agreement, the Company and Mr. Mihaylo are entering into the confidentiality agreement in the form attached hereto as Exhibit B. Upon reasonable notice given to John Gardner, Kurt Kneip, or Norman Stout, the Company agrees to provide promptly Mr. Mihaylo and his advisors and financing sources access to the reasonable due diligence information requested in good faith, in order to facilitate the making of an all cash acquisition proposal for all outstanding Company shares by Mr. Mihaylo (other than shares beneficially owned by him) accompanied by commitment letters (subject only to customary conditions) of financial institutions of national reputation (including Vector and RBC) demonstrating a reasonable certainty of his ability to finance the transaction in its entirety (“Mihaylo Proposal”) prior to June 15, 2006, provided, that the term “Mihaylo Proposal” shall include acquisition proposals, and any amendments or revisions thereto, made by Mr. Mihaylo, whether prior to or after June 15, 2006 so long as they continue to meet the criteria for a Mihaylo Proposal as set forth in this sentence before this proviso.
          5. If the Board determines that the initially-submitted Mihaylo Proposal is not in the best interests of the Company’s shareholders (or fails to make such determination within ten (10) business days of submission of the Mihaylo Proposal), then, upon the request of Mr. Mihaylo (a) in the event the Board fails to make such determination within such ten (10) business day period, made within twenty (20) business days after submission of the Mihaylo Proposal) or (b) in the event the Board determines that the Mihaylo Proposal is not in the best interests of the Company’s shareholders, made within ten (10) business days after receipt by Mr. Mihaylo of written notice of such determination or public announcement thereof (the “Mihaylo Request”), the Company will promptly call a special meeting of shareholders (the “Special Meeting”) to vote on the proposals set forth in the Mihaylo Request, including, without limitation, any proposal urging the Board to arrange for the prompt sale of the Company to the highest bidder (the “Sell the Company Request”). The Company will set the record date for the Special Meeting for a date within ten (10) days of receipt of the Mihaylo Request and the date of the Special Meeting shall be on a date chosen by the Company within sixty (60) days after receipt of the Mihaylo Request. The Company will not contest the calling of the Special Meeting as to the Sell the Company Request but, notwithstanding any other provision of this Section 5, may contest the calling of the meeting for other purposes and the submission of proposals other than the Sell the Company Request at the Special Meeting, and the Company may oppose the Sell the Company Request and any other proposals that are included in the Mihaylo Request. Notwithstanding the foregoing, if, prior to the date of the Special Meeting, the Company enters into a definitive agreement to be acquired by a third party (a “Third Party Proposal”), then Mr. Mihaylo will agree to withdraw the Mihaylo Request.

          6. Nothing in this Agreement shall prevent the Company from having discussions, or entering into a definitive agreement, with respect to a Third Party Proposal.
          7. Prior to the earlier of (a) the execution of a definitive acquisition agreement with respect to the Mihaylo Proposal, (b) the execution of a definitive agreement with respect to a Third Party Proposal that provides for per share consideration higher than the consideration provided in the final Mihaylo Proposal presented to the Company, (c) the Special Meeting, (d) August 31, 2006, (e) June 15, 2006, if the Mihaylo Proposal has not been made, or (f) the expiration of the period in which Mr. Mihaylo is entitled to submit a Mihaylo Request, if Mr. Mihaylo does not submit a Mihaylo Request within such period, except as required by applicable law, the Company will not adopt a bylaw or amend its articles or certificate of incorporation to prevent Mr. Mihaylo from calling a Special Meeting so long as he and Summit have not sold any of their Company shares of stock such that they then no longer own at least ten percent (10%) of the Company’s outstanding stock.
          8. If, prior to August 31, 2006, the Board enters into a definitive acquisition agreement with respect to a Third Party Proposal that provides for per share cash consideration higher than the cash consideration provided in the final Mihaylo Proposal presented to the Company and Mr. Mihaylo has determined not to make a competing proposal, then Mr. Mihaylo agrees to vote (or, if requested, to execute proxies), or execute a written consent or consents if shareholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of shareholders of the Company, in either case with respect to all of the shares of common stock of the Company beneficially owned by him on the record date of any such vote or written consent, in favor of approval of such Third Party Proposal, provided that (a) the Board shall have recommended that shareholders approve such proposal and not changed such recommendation (or been precluded by the terms of such proposal from changing such recommendation) or (b) no third party shall have publicly announced an acquisition proposal that would provide for per share consideration higher than the consideration provided in the Third Party Proposal.
          9. Mr. Mihaylo and Summit each represent and warrant to the Company as follows:
               (a) Each has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement.
               (b) This Agreement has been duly and validly authorized, executed, and delivered by each, constitutes a valid and binding obligation and agreement of each, and is enforceable against each in accordance with its terms.
          10. The Company represents and warrants to each of Mr. Mihaylo and Summit as follows:

               (a) The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement.
               (b) This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms.
          11. The Parties acknowledge that remedies at law may be inadequate to protect a Party against any actual or threatened breach of this Agreement and, without prejudice to the rights and remedies otherwise available to the non-breaching Party, each Party agrees to the granting of injunctive relief in favor of the non-breaching Party without proof of irreparable harm or damages.
          12. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). The state and federal courts located within the State of California have exclusive jurisdiction over any dispute arising out of or relating to this Agreement and the Parties hereby submit and consent to the exercise of personal jurisdiction over each of them by these courts. .
          13. The benefits of this Agreement shall inure to the respective successors and assigns of the Parties, and the obligations and liabilities assumed in this Agreement by the Parties shall be binding upon their respective successors and assigns; provided, however, that neither Mr. Mihaylo nor Summit may assign his or its rights and obligations under this Agreement to any person other than an affiliate without the prior written consent of the Company.
          14. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.
          15. This Agreement, including the Exhibits hereto, embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing, signed by a duly authorized representative of each Party, and may be modified or waived only by a separate letter executed by the parties expressly so modifying or waiving such Agreement.
          16. For the convenience of the Parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be,

and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.
          17. Each Party shall bear its own expenses in connection with this Agreement.
          18. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of any Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          19. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) one (1) business day after being sent by a nationally recognized overnight carrier to the addresses set forth below (or to such other mailing addresses as a Party may designate by notice to the other Parties in accordance with this section) or (b) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):
          If to the Company:
1615 South 52nd Street
Tempe, Arizona 85281
Attention: Norman Stout, CEO
          with a copy to (which shall not constitute notice):
Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, California 94304
Attention: Stephen Wurzburg, Esq.
     and
          If to Mr. Mihaylo or Summit:
P.O. Box 19790
Reno, Nevada 89511
          with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
          20. Any headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.
          21. In the event a Party shall bring any action to enforce or protect any of its rights under this Agreement, the prevailing Party shall be entitled to recover, in addition to its damages, its reasonable attorneys’ fees and costs.
          22. Upon and subject to the terms of this Agreement, each of the Parties hereto agrees to use its or his commercially reasonable efforts to cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the matters contemplated by this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, each of the undersigned parties has executed or caused this Agreement to be executed on the date first above written.

INTER-TEL, INCORPORATED

By:	/s/ Norman Stout

Name: Norman Stout
Title: Chief Executive Officer

/s/ Steven G. Mihaylo

STEVEN G. MIHAYLO

SUMMIT GROWTH
MANAGEMENT LLC

By:	/s/ Steven G. Mihalyo

Name: Steven G. Mihaylo
Title: Managing Member